Exhibit 99.1

FOR IMMEDIATE RELEASE

July 26, 2010

Owens & Minor Releases 2nd Quarter 2010 Financial Results;

Reports Improvement in Earnings

Medical & surgical supply distributor reports 6.6% improvement in quarterly operating earnings

RICHMOND, VA….Owens & Minor, Inc., (NYSE-OMI) today reported financial results for the second quarter ended June 30, 2010, including quarterly revenue of $2.02 billion, improved slightly from revenue of $2.01 billion for the second quarter last year. Income from continuing operations for the quarter was $29.5 million, or $0.46 per diluted share, increased 6.1% when compared to income from continuing operations of $27.8 million, or $0.44 per diluted share, in the second quarter of 2009. Net income for the second quarter was $29.5 million, or $0.46 per diluted share, improved 24.6% from $23.6 million, or $0.38 per diluted share, for the comparable period last year. For the second quarter 2009, the company recorded a loss from discontinued operations of $4.1 million, or $0.06 per diluted share, resulting primarily from pre-tax charges associated with exiting the direct-to-consumer diabetes supply business (DTC).

Operating earnings for the second quarter of 2010 were $52.2 million, or 2.58% of revenues, which were improved by 6.6% when compared to operating earnings of $48.9 million, or 2.43% of revenues, in the second quarter last year. The improvement in quarterly operating earnings was driven primarily by a reduction in selling, general & administrative expense (SG&A) of approximately $10 million partially offset by a $5.5 million reduction in gross margin.

“We believe that lingering high unemployment, with associated deferrals of healthcare services by cautious consumers, continues to affect overall utilization of healthcare services and, consequently, our financial results,” said Craig R. Smith, president & chief executive officer of Owens & Minor. “As we look ahead, we believe that the on-boarding of signed new business over the remaining months of this year will positively impact our 2011 operating results.”

Year-to-Date Results

For the six months ended June 30, 2010, revenue was $3.99 billion, increased nearly $30 million, when compared to revenue of $3.96 billion for the first six months of 2009. Income from continuing operations for the year-to-date period was $57.3 million, or $0.91 per diluted share, an increase of 14.3% when compared to $50.1 million, or $0.80 per diluted share, in the comparable period of

2009. For the first half of 2009, the company recorded a loss from discontinued operations of $12.5 million, or $0.20 per diluted share, resulting primarily from pre-tax charges associated with exiting the DTC business. Net income for the first six months of 2010 was $57.3 million, or $0.91 per diluted share, improved 52.3% when compared to net income of $37.6 million, or $0.60 per diluted share, in the same period last year.

Asset Management

For the first six months of 2010, operating cash flow from continuing operations was $183 million, compared to $123 million in the same period of 2009. Cash used by discontinued operations was less than one million dollars in the first six months of 2010, while cash provided by discontinued operations in the same period last year was $75 million, including $63 million received from the sale of certain assets of the DTC business. The balance of cash and cash equivalents was $157.6 million at June 30, 2010, increased from $146.4 million at March 31, 2010, and increased significantly from $14.7 million at June 30, 2009. Long-term debt as of June 30, 2010, was $208 million, unchanged when compared to the same period last year. Days sales outstanding (DSO) were a record 19.8 days, which compared favorably to DSO of 22.6 at the end of the prior year’s second quarter. Inventory turns were 10.6 improved from turns of 10.4 for the same period last year.

2010 Outlook

“During the first half of this year, our business felt the impact of lower than expected utilization of healthcare services,” said Smith. “Assuming there is no meaningful change to current economic conditions, we now believe that our full-year revenue results will improve slightly when compared to the prior year. And, we believe that our earnings per diluted share will likely be at the lower end of the previously stated range of $1.93 to $2.03.”

The 2010 outlook is based on certain assumptions that are subject to the risk factors discussed in the company’s filings with the Securities & Exchange Commission.

Recent Highlights

•

Effective June 7, 2010, Owens & Minor entered into a new, three-year, $350 million revolving credit facility agreement, securing an important component of its capital structure prior to the expiration of the previous credit facility.

•	During the third quarter, Owens & Minor intends to participate in the following investor conferences:

•	Robert W. Baird 2010 Healthcare Conference – September 15, 2010, New York

•	Stifel, Nicolaus & Company Healthcare Conference – September 16, 2010, Boston

Investors’ Conference Call & Supplemental Material

Owens & Minor management will conduct a conference call to discuss the second quarter financial results on Tuesday, July 27, 2010, at 8:30 a.m. EDT. The access code for the conference call, international dial-in, and replay is #86701821. Participants may access the call at 877-748-0043. The international dial-in number is 706-758-5871. A replay of the call will be available for three weeks by dialing 800-642-1687. A webcast of the call, along with supplemental information, will be available on www.owens-minor.com under “Investor Relations.”

Information on www.Owens-Minor.com

Owens & Minor uses its Web site, www.owens-minor.com, as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under the Investor Relations section.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-minor.com. The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is a leading distributor of national name-brand medical and surgical supplies and a healthcare supply-chain management company. Owens & Minor is also a member of the Russell 2000® Index, which measures the performance of the small-cap segment of the U.S. equity universe, as well as the S&P MidCap 400, which includes companies with a market capitalization of $750 million to $3.3 billion that meet certain financial standards. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate site locations, group purchasing organizations, and the federal government. Owens & Minor provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

CONTACTS:	Trudi Allcott, Director, Investor & Media Relations, 804-723-7555;
Chuck Graves, Director, Finance & Investor Relations, 804-723-7556

Source: Owens & Minor

Owens & Minor, Inc.

Consolidated Statements of Income (unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,
	2010	2009

Revenue	$2,019,893	$2,013,780
Cost of revenue	1,827,674	1,816,081

Gross margin	192,219	197,699
Selling, general and administrative expenses	133,619	143,972
Depreciation and amortization	7,107	6,046
Other operating income, net	(669)	(1,265)

Operating earnings	52,162	48,946
Interest expense, net	3,505	3,291

Income from continuing operations before income taxes	48,657	45,655
Income tax provision	19,188	17,880

Income from continuing operations	29,469	27,775
Loss from discontinued operations, net of tax	—	(4,127)

Net income	$29,469	$23,648

Income (loss) per common share - basic:
Continuing operations	$0.47	$0.45
Discontinued operations	$—	$(0.07)
Net income per share - basic	$0.47	$0.38
Income (loss) per common share - diluted:
Continuing operations	$0.46	$0.44
Discontinued operations	$—	$(0.06)
Net income per share - diluted	$0.46	$0.38

Weighted average shares - basic	62,334	61,606
Weighted average shares - diluted	62,606	61,910

	Six Months Ended June 30,
	2010	2009

Revenue	$3,989,563	$3,962,408
Cost of revenue	3,606,893	3,581,076

Gross margin	382,670	381,332
Selling, general and administrative expenses	268,782	283,369
Depreciation and amortization	13,896	11,862
Other operating income, net	(1,321)	(2,725)

Operating earnings	101,313	88,826
Interest expense, net	6,804	6,632

Income from continuing operations before income taxes	94,509	82,194
Income tax provision	37,223	32,061

Income from continuing operations	57,286	50,133
Loss from discontinued operations, net of tax	—	(12,509)

Net income	$57,286	$37,624

Income (loss) per common share - basic:
Continuing operations	$0.91	$0.81
Discontinued operations	$—	$(0.20)
Net income per share - basic	$0.91	$0.61
Income (loss) per common share - diluted:
Continuing operations	$0.91	$0.80
Discontinued operations	$—	$(0.20)
Net income per share - diluted	$0.91	$0.60

Weighted average shares - basic	62,213	61,549
Weighted average shares - diluted	62,500	61,886

Owens & Minor, Inc.

Consolidated Balance Sheets (unaudited)

(in thousands)

	June 30, 2010	December 31, 2009
Assets
Current assets
Cash and cash equivalents	$157,638	$96,136
Accounts and notes receivable, net	468,026	498,080
Merchandise inventories	712,078	689,889
Other current assets	54,117	57,962

Total current assets	1,391,859	1,342,067
Property and equipment, net	92,565	84,965
Goodwill, net	247,271	247,271
Intangible assets, net	26,345	27,809
Other assets, net	46,704	44,976

Total assets	$1,804,744	$1,747,088

Liabilities and shareholders’ equity
Current liabilities
Accounts and drafts payable	$578,627	$546,989
Accrued payroll and related liabilities	14,937	34,885
Deferred income taxes	29,776	25,784
Other accrued liabilities	95,739	90,519
Current liabilities of discontinued operations	1,000	1,939

Total current liabilities	720,079	700,116
Long-term debt, excluding current portion	207,902	208,418
Deferred income taxes	8,851	8,947
Other liabilities	52,384	60,428

Total liabilities	989,216	977,909

Shareholders’ equity
Common stock	126,920	83,827
Paid-in capital	161,782	193,905
Retained earnings	539,395	504,480
Accumulated other comprehensive loss	(12,569)	(13,033)

Total shareholders’ equity	815,528	769,179

Total liabilities and shareholders’ equity	$1,804,744	$1,747,088

Owens & Minor, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Six Months Ended June 30,
	2010	2009
Operating activities:
Net income	$57,286	$37,624
Adjustments to reconcile net income to cash provided by operating activities of continuing operations:
Loss from discontinued operations, net of tax	—	12,509
Depreciation and amortization	13,896	11,862
Provision for LIFO reserve	8,433	16,440
Share-based compensation expense	4,633	4,159
Provision for losses on accounts and notes receivable	1,450	2,052
Changes in operating assets and liabilities:
Accounts and notes receivable	28,604	19,055
Merchandise inventories	(30,622)	(34,326)
Accounts payable	113,988	70,963
Net change in other assets and liabilities	(9,458)	(18,103)
Other, net	(5,122)	1,178

Cash provided by operating activities of continuing operations	183,088	123,413

Investing activities:
Additions to property and equipment	(15,488)	(9,420)
Additions to computer software	(4,756)	(7,311)
Acquisitions of intangible assets	(55)	—
Cash received related to acquisition of business	—	6,994
Proceeds from the sale of property and equipment	1,612	—

Cash used for investing activities of continuing operations	(18,687)	(9,737)

Financing activities:
Payments on revolving credit facility	—	(301,964)
Borrowings on revolving credit facility	—	151,386
Decrease in drafts payable	(82,350)	(14,254)
Cash dividends paid	(22,324)	(19,130)
Proceeds from exercise of stock options	5,602	2,170
Excess tax benefits related to share-based compensation	1,735	958
Other, net	(4,622)	(1,089)

Cash used for financing activities of continuing operations	(101,959)	(181,923)

Discontinued operations:
Operating cash flows	(940)	12,084
Investing cash flows	—	63,000

Net cash provided by (used for) discontinued operations	(940)	75,084

Net increase in cash and cash equivalents	61,502	6,837
Cash and cash equivalents at beginning of period	96,136	7,886

Cash and cash equivalents at end of period	$157,638	$14,723

Owens & Minor, Inc.

Financial Statistics (unaudited)

	Quarter Ended
(in thousands, except ratios and per share data)	6/30/2010	3/31/2010	12/31/2009	9/30/2009	6/30/2009

Operating results:
Revenue	$2,019,893	$1,969,670	$2,040,424	$2,034,792	$2,013,780

Gross margin	$192,219	$190,451	$201,241	$204,342	$197,699
Gross margin as a percent of revenue	9.52%	9.67%	9.86%	10.04%	9.82%

SG&A expense	$133,619	$135,163	$140,089	$142,162	$143,972
SG&A expense as a percent of revenue	6.62%	6.86%	6.87%	6.99%	7.15%

Operating earnings	$52,162	$49,151	$55,757	$56,692	$48,946
Operating earnings as a percent of revenue	2.58%	2.50%	2.73%	2.79%	2.43%

Income from continuing operations	$29,469	$27,817	$32,039	$34,687	$27,775
Income (loss) from discontinued operations, net of tax	$—	$—	$308	$—	$(4,127)
Net income	$29,469	$27,817	$32,347	$34,687	$23,648

Income (loss) per common share - basic: (2)
Continuing operations	$0.47	$0.44	$0.51	$0.56	$0.45
Discontinued operations	$—	$—	$0.01	$—	$(0.07)
Net income per share - basic	$0.47	$0.44	$0.52	$0.56	$0.38

Income (loss) per common share - diluted: (2)
Continuing operations	$0.46	$0.44	$0.51	$0.55	$0.44
Discontinued operations	$—	$—	$—	$—	$(0.06)
Net income per share - diluted	$0.46	$0.44	$0.51	$0.55	$0.38

Accounts receivable:
Accounts and notes receivable, net	$468,026	$478,234	$498,080	$509,497	$500,204

Days sales outstanding (1)	19.8	20.5	21.4	23.0	22.6

Inventory:
Merchandise inventories	$712,078	$669,996	$689,889	$679,459	$696,955

Average inventory turnover (1)	10.6	10.6	10.6	10.5	10.4

Financing:
Long-term debt, excluding current portion	$207,902	$208,152	$208,418	$207,999	$208,326

Stock information:
Cash dividends per common share (2)	$0.177	$0.177	$0.153	$0.153	$0.153

Stock price at quarter-end (2)	$28.38	$30.93	$28.62	$30.17	$29.21

(1)	Days sales outstanding (DSO) and average inventory turnover are based on three-months’ sales.
(2)	Prior periods have been retroactively adjusted to reflect a three-for-two stock split effected on March 31, 2010.